SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Filed by a Party other than the Registrant [   ]

Check the appropriate box:

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

REDHOOK ALE BREWERY, INCORPORATED

(Name of Registrant as Specified In Its Charter)

XXXX

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REDHOOK ALE BREWERY, INCORPORATED
14300 N.E. 145th Street
Woodinville, Washington 98072

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 20, 2003

TO THE HOLDERS OF COMMON STOCK

  AND SERIES B PREFERRED STOCK
  OF REDHOOK ALE BREWERY, INCORPORATED:

      The Annual Meeting of Shareholders of Redhook Ale Brewery, Incorporated, a Washington corporation (the “Company”), will be held on May 20, 2003, at 2:00 p.m., Pacific Daylight Saving Time, at the Redhook Ale Brewery, 14300 N.E. 145th Street, Woodinville, Washington, for the following purposes as more fully described in the accompanying Proxy Statement:

      1. To elect six directors to serve until the 2004 Annual Meeting of Shareholders or until their earlier retirement, resignation or removal;

      2. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company’s fiscal year ending December 31, 2003; and

      3. To transact such other business as may properly come before the meeting or any adjournments thereof.

      Only holders of record of the Company’s Common Stock and Series B Preferred Stock at the close of business on March 28, 2003 will be entitled to vote at the meeting.

By order of the Board of Directors,

PAUL S. SHIPMAN
President, Chief Executive Officer and
Chairman of the Board

Woodinville, Washington

April 9, 2003

YOUR VOTE IS IMPORTANT!

Please mark, sign and date the enclosed proxy card and

mail it promptly in the enclosed return envelope.

REDHOOK ALE BREWERY, INCORPORATED

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

      This Proxy Statement is furnished in connection with the solicitation of proxies by the management of Redhook Ale Brewery, Incorporated, a Washington corporation (“Redhook” or the “Company”), for use at the Annual Meeting of Shareholders on May 20, 2003, and at any adjournments thereof.

      The address of Redhook’s principal executive offices is 14300 N.E. 145th Street, Woodinville, Washington 98072.

      This Proxy Statement and the accompanying proxy are being sent on or about April 9, 2003 to all shareholders of record as of the close of business on March 28, 2003.

      Only holders of record of Common Stock and Series B Preferred Stock on March 28, 2003 will be entitled to vote at the meeting. At the close of business on March 28, 2003, there were 6,245,546 shares of Common Stock and 1,289,872 shares of Series B Preferred Stock of the Company outstanding. The presence at the meeting of at least a majority of such shares, either in person or by proxy, is required for a quorum.

      On each matter properly brought before the meeting, shareholders will be entitled to one vote for each share of Common Stock and each share of Series B Preferred Stock held. Under Washington law and the Company’s Restated Articles of Incorporation and Amended and Restated Bylaws, if a quorum exists at the meeting: (a) the six nominees for director who receive the greatest number of votes cast in the election of directors will be elected; and (b) the proposal to ratify the appointment of auditors will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

      If you are a shareholder of record, you may vote by using the proxy card enclosed with this Proxy Statement. When your proxy card is returned properly signed, the shares represented will be voted according to your directions. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted FOR each of the six individuals nominated to serve as a director and FOR the ratification of the appointment of Ernst & Young LLP as independent auditors.

      Shareholders may withhold authority to vote for one or more of the nominees for director and may abstain from voting on the proposal to ratify the appointment of auditors. Withholding authority from voting for one or more of the nominees for director will make it less likely that the nominee will be one of the six nominees for director who receive the greatest number of votes cast. Abstention from voting on the proposal to ratify the appointment of auditors will have no effect since approval of this proposal is based solely on the number of votes actually cast. Abstentions will be considered present at the meeting for purposes of determining a quorum. Since brokerage firms holding shares in their street name will have discretion to vote their customers’ shares on both of these matters, there can be no broker non-votes.

      If you execute a proxy, you may revoke it by taking one of the following three actions: (a) by giving written notice of the revocation to the Secretary of the Company at its principal executive offices prior to the meeting; (b) by executing a proxy with a later date and delivering it to the Secretary of the Company at its principal executive offices prior to the meeting; or (c) by personally attending and voting at the meeting.

      The Company will bear the expense of preparing, printing and distributing proxy materials to its shareholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees or agents of the Company. The Company will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of the Company’s Common Stock for which they are record holders.

BOARD OF DIRECTORS

      Six individuals were elected to the Company’s Board of Directors at the Annual Meeting of Shareholders on May 21, 2002: Paul S. Shipman, Frank H. Clement, Jerry D. Jones, David A. Peacock, Anthony J. Short, and Walter F. Walker. In January 2003, Mr. Peacock resigned his position as director. His vacancy was filled by Mr. Patrick McGauley, as designated by Anheuser-Busch, Inc. (“A-B”). Accordingly, the business of the Company is currently managed under the direction of the Board of Directors which consists of the following six directors: Paul S. Shipman, Frank H. Clement, Jerry D. Jones, Patrick J. McGauley, Anthony J. Short, and Walter F. Walker. Mr. Walter Walker is not running for re-election to the Board. Mr. Walker has served as a director since 1994 and has been a great advisor. The Company wishes him all the best. Mr. David R. Lord has been nominated by the Board of Directors for election at the 2003 Annual Meeting of Shareholders.

      The full Board of Directors met four times during the Company’s fiscal year ended December 31, 2002. No incumbent member attended fewer than 75% of the total number of meetings of the Board of Directors and of any Board committees of which he or she was a member during that fiscal year.

Nominees for Director

      The following six individuals have been nominated for election or re-election at the meeting. All of the nominees, except for Mr. David R. Lord, currently serve as a director of the Company.

      Frank H. Clement. Mr. Clement (61) has served as a Director of the Company since March 1989. He is a retired Vice President of Investments at UBS PaineWebber, a registered broker dealer, in Seattle, Washington, where he was employed from 1975 to March 2002. From 1995 through 1999, he served on the Advisory Board of the Institute of Brewing Studies in Boulder, Colorado. Mr. Clement serves on the Dean’s Advisory Board for the School of Management and on the National Alumni Association Board, both for S.U.N.Y. at Buffalo, Buffalo, New York.

      Jerry D. Jones. Mr. Jones (61) is one of the Company’s founders and has served as a Director since 1981. He is a prominent marketing and business consultant to world-class ski areas and resorts worldwide. He is a partner in Grand Elk Partners, a real estate development company, and has served as the President of Jerry D. Jones & Associates Real Estate since 1996. Mr. Jones was the President of Beaver Creek Resort and Executive Vice President of Vail Associates in Vail, Colorado from 1987 to 1990. He was President of Colorado’s Keystone Resort from 1983 to 1987.

      Mr. David R. Lord. Mr. Lord (54) has been the President of Pioneer Newspapers, Inc., headquartered in Seattle, Washington, since 1991. Pioneer Newspapers owns seven daily newspapers and five weekly, semi-weekly and monthly publications in the western United States. Prior to joining Pioneer Newspapers, Mr. Lord practiced law at Ferguson and Burdell, a Seattle firm specializing in business litigation, and was a criminal deputy prosecuting attorney for King County, Washington. Mr. Lord is the President of the Inland Press Foundation, a member of the PAGE Co-op Board of Directors, a member of the Associated Press Board of Directors, and a member of the Newspaper Association of America Board of Directors.

      Patrick J. McGauley. Mr. McGauley (41) has served as a Director of the Company since February 2003. Mr. McGauley has been Director of High End Brands at A-B since 2002. In this capacity, he is responsible for the management and development of all marketing components of A-B’s High End product portfolio as well as A-B’s alliance partners. From 1999 to 2002, Mr. McGauley was Director of Geographic Marketing, and from 1998 to 1999, he served as Marketing Operations Manager of the staff of A-B’s Vice President of Sales and Marketing. Since his career at A-B began in 1987, Mr. McGauley has also held several other roles in A-B’s sales and marketing department. Mr. McGauley is one of two directors designated by A-B; see “Certain Transactions.”

      Paul S. Shipman. Mr. Shipman (50) is one of the Company’s founders and has served as its President since September 1981, Chairman of the Board since November 1992, and Chief Executive Officer since June 1993. Prior to founding the Company, Mr. Shipman was a marketing analyst for the Chateau Ste. Michelle Winery from 1978 to 1981. Mr. Shipman received his Bachelor’s degree in English from Bucknell University in 1975 and his Master’s degree in Business Administration from the Darden Business School, University of Virginia, in 1978.

      Anthony J. Short. Mr. Short (43) has served as a Director of the Company since May 2000. Mr. Short has been the Vice President, Business and Wholesaler Development at A-B since September 2002. In this capacity he is responsible for domestic business development and various initiatives involving A-B’s sales and distribution system. From March 2000 to September 2002, Mr. Short was Director of Business and Wholesaler Development. Previously, Mr. Short was Director of Wholesaler System Development. He began his career at A-B in 1986 in the Corporate Auditing Department. Prior to joining A-B, Mr. Short held positions at Schowalter & Jabouri, a regional firm of Certified Public Accountants. Mr. Short is one of two directors designated by A-B; see “Certain Transactions.”

Committees of the Board

      The Board has standing Audit, Compensation, Nominating, Succession and Marketing Practices Committees. Each of these Committees is responsible to the full Board of Directors, and its activities are therefore subject to Board approval. The activities of each of these Committees are summarized below:

      Audit Committee. The Audit Committee assists the Company’s Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other pertinent financial information provided by the Company to the Securities and Exchange Commission (the “SEC”) or the public, the Company’s systems of internal controls established by management and the Board, and the Company’s auditing, accounting and financial reporting processes generally. The Audit Committee met four times during 2002. The Board of Directors has adopted a written charter for the audit committee, a copy of which was included in the Company’s Proxy Statement dated April 9, 2001. The Audit Committee is currently composed of Messrs. Clement, Jones and Short.

      Rule 4350(d)(2)(A) of the National Association of Securities Dealers (the “NASD”) generally requires an audit committee to be composed of at least three members of the Board of Directors who are “independent directors” as defined in NASD Rule 4200(a)(14). However, NASD Rule 4350(d)(2)(B) allows an audit committee to have one non-independent director if the Board of Directors determines, in exceptional and limited circumstances, that membership on the audit committee by the director is required in the best interests of the Company and its shareholders. While Messrs. Clement and Jones are independent directors as defined by NASD Rule 4200(a)(14), Mr. Anthony Short is an employee of A-B, which beneficially owns more than 20% of the Company’s voting securities. Therefore, Mr. Short is not considered an “independent director.” The Board of Directors has determined that for a number of reasons, Mr. Short’s membership on the Company’s Audit Committee is required in the best interests of the Company and its shareholders. First, the Company has agreed with A-B that one of the directors designated by A-B serve as a member on each committee of the Board of Directors, including the Audit Committee. Mr. Short is A-B’s designee to the Audit Committee. Second, the Board of Directors has determined that Mr. Short is a valuable member of the Audit Committee.

      Compensation Committee. The Compensation Committee, currently composed of Messrs. Clement, McGauley and Walker, reviews and recommends to the Board the compensation and benefits to be provided to the Company’s officers and reviews general policy matters relating to employee compensation and benefits. The Compensation Committee met once during 2002.

      Nominating Committee. The Nominating Committee, currently composed of Messrs. Jones and McGauley, recommends to the Board nominees for vacant Board positions, reviews and reports to the Board on the nominees, including any suggested by shareholders, to be included in the slate of directors for election at the annual meeting of shareholders, and develops a plan of succession to be used in the event of the President or Chief Executive Officer’s resignation, disability, removal or death. Any shareholder recommendations for nominations to the Board for consideration by the Nominating Committee for the 2004 Annual Meeting of Shareholders should be forwarded to the Nominating Committee, Redhook Ale Brewery, Incorporated, 14300 N.E. 145th Street, Suite 210, Woodinville, WA 98072, so as to be received no later than December 10, 2003. The Nominating Committee did not meet in 2002.

      Succession Committee. The Succession Committee, currently composed of Messrs. Jones and McGauley, is responsible for making recommendations to the Board of Directors as to the election of a successor to the Company’s Chief Executive Officer if the Chief Executive Officer dies or is permanently disabled, his employment is terminated, or he otherwise ceases to act as Chief Executive Officer. The Succession Committee did not meet in 2002.

      Marketing Practices Committee. The Marketing Practices Committee, currently composed of Messrs. Jones and McGauley, is responsible for reviewing the Company’s marketing practices, insuring those practices comply with applicable laws, and making recommendations to the Board of Directors as to such matters. The Marketing Practices Committee did not meet in 2002.

Report of the Audit Committee

      The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed under Statement on Auditing Standards No. 61 “Communication with Audit Committees,” as amended by Statement on Auditing Standards No. 90 “Audit Committee Communications.” The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” and has discussed with Ernst & Young LLP its independence.

      Based upon the review and discussions of the Audit Committee with respect to the items listed above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC. The Committee has also recommended, subject to shareholder approval, the appointment of Ernst & Young LLP as the Company’s independent auditors for its fiscal year ending December 31, 2003.

Respectfully Submitted,

Frank H. Clement (Chairman)
Jerry D. Jones
Anthony J. Short

Audit Committee Members

Compensation of Directors

      Non-employee directors participate in the Redhook Ale Brewery, Incorporated Directors Stock Option Plan (the “Directors Plan”) and the 2002 Stock Option Plan (the “2002 Plan”).

      The Directors Plan provides for grants of stock options covering 4,000 shares of Common Stock to be made automatically on the date of each annual meeting of shareholders to each non-employee director of the Company, so long as shares of Common Stock remain available under the Directors Plan. The exercise price of each option is the fair market value of the Common Stock on the date of grant. Each option expires ten years after grant or one year after the death of the recipient director. Options granted under the Directors Plan become exercisable six months after the option is granted. On May 21, 2002, each of the directors, other than Messrs. Shipman, Peacock and Short, was granted an option under the Directors Plan to purchase 3,333 shares of Common Stock at an exercise price of $2.425 per share. Because the balance of options available for grant under the Directors Plan was less than the amount required to grant each director options covering 4,000 shares, the balance was evenly divided and rounded to the nearest whole number as dictated by the plan. The Directors Plan expired in October 2002. Although the expiration of the Directors Plan prevents any further option grants under this plan, the plan remains in effect until all options granted under the plan terminate or are exercised.

      The 2002 Plan provides that the Compensation Committee of the Board of Directors administers the plan, determining to whom options are to be granted, the number of shares of common stock for which the options are exercisable, the purchase prices of such shares, and all other terms and conditions. On August 27, 2002, each of the directors, other than Messrs. Shipman, Peacock and Short, was granted an option to purchase 667 shares of Common Stock at an exercise price of $2.019 per share. The options were granted at an exercise price equal to the fair market value on the grant date, become exercisable six months after the grant date, and will terminate on the tenth anniversary of the grant date.

      Non-employee directors also receive cash compensation. For 2002, each non-employee director received $2,500 on a quarterly basis, for a total $10,000. Chairpersons of the Audit and Compensation Committees received an additional $2,500 per year, payable following the Annual Meeting of Shareholders.

      Neither former director Peacock, nor current directors McGauley and Short, were paid meeting fees and none of them received option grants in accordance with the policy of their employer, A-B.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of March 14, 2003, certain information regarding beneficial ownership of the Company’s Common Stock (a) by each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (b) by each director and nominee for director, (c) by the Chief Executive Officer, (d) by the five most highly compensated executive officers for the fiscal year ended December 31, 2002, other than the Chief Executive Officer, who were serving as executive officers at December 31, 2002, and (e) by all of the Company’s executive officers and directors as a group. Unless otherwise noted, the named beneficial owner has sole voting and investment power.

	Number of Shares of	Percent of
	Common Stock	Common Stock
Name and Address	Beneficially Owned(1)	Outstanding(1)

Busch Investment Corporation(2)	2,243,342	29.7%
One Busch Place St. Louis, Missouri 63118

Dimensional Fund Advisors Inc.(3)	573,200	9.2%
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401

Frank H. Clement(4)	270,147	4.3%

Jerry D. Jones(5)	232,589	3.7%

Paul S. Shipman(6)	203,250	3.2%

Walter F. Walker(7)	129,217	2.1%

David R. Lord(8)	273	*

Patrick J. McGauley	—	—

Anthony J. Short	—	—

David J. Mickelson(9)	75,000	1.2%

Gregory J. Marquina(10)	57,800	*

Allen L. Triplett(11)	37,150	*

Gerard C. Prial(11)	29,150	*

Pamela J. Hinckley(11)	27,150	*

All executive officers and directors as a group (12 individuals)(12)	1,061,726	16.2%

*	Less than 1%

(1)	Includes shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 14, 2003. Shares subject to an option are not deemed outstanding for purposes of computing the percentage ownership of any person other than the person holding the option.

(2)	Includes 1,289,872 shares of Common Stock issuable upon conversion of Series B Preferred Stock. Such Series B Preferred shares are not deemed outstanding for purposes of computing the percentage ownership of Common Stock of any person other than Busch Investment Corporation, a wholly owned subsidiary of A-B.

(3)	Based entirely on information contained in the Schedule 13G/ A filed by Dimensional Fund Advisors Inc., dated February 3, 2003. Dimensional Fund Advisors Inc. has sole voting and investment power as investment manager to certain funds, trusts or accounts.

(4)	Includes 30,857 shares subject to options to purchase Common Stock exercisable within 60 days of March 14, 2003, 33,436 shares held by Mr. Clement’s spouse, and 28,430 shares held by Mr. Clement as trustee for his children.

(5)	Includes 30,857 shares subject to options to purchase Common Stock exercisable within 60 days of March 14, 2003, and 10,000 shares held by Mr. Jones as trustee for his child.

(6)	Includes 44,850 shares subject to options to purchase Common Stock exercisable within 60 days of March 14, 2003. Also includes 7,300 shares held by Mr. Shipman’s child; Mr. Shipman disclaims beneficial ownership of all 7,300 shares.

(7)	Includes 30,857 shares subject to options to purchase Common Stock exercisable within 60 days of March 14, 2003.

(8)	Includes no shares subject to options to purchase Common Stock exercisable within 60 days of March 14, 2003.

(9)	Includes 33,000 shares subject to options to purchase Common Stock exercisable within 60 days of March 14, 2003.

(10)	Includes 57,800 shares subject to options to purchase Common Stock exercisable within 60 days of March 14, 2003.

(11)	Includes 27,150 shares subject to options to purchase Common Stock exercisable within 60 days of March 14, 2003.

(12)	Includes 309,671 shares subject to options to purchase Common Stock exercisable within 60 days of March 14, 2003.

      The following table sets forth as of March 14, 2003 certain information regarding beneficial ownership of the Company’s Series B Preferred Stock. The Series B Preferred Stock has voting rights and is convertible into an equivalent number of shares of the Company’s Common Stock at the option of the holder at any time. If all of the Series B Preferred Stock were converted as of March 14, 2003, it would represent 17.1% of the post-conversion (“Fully Diluted”) outstanding Common Stock. The named beneficial owner has sole voting and investment power.

Number of Shares of
	Series B Preferred	Percent of Series B
	Stock Beneficially	Preferred Stock
Name and Address	Owned	Outstanding

Busch Investment Corporation	1,289,872	100.0%
One Busch Place St. Louis, Missouri 63118

CERTAIN TRANSACTIONS

      The Company has adopted a policy of not engaging in business transactions with its officers, directors and affiliates except upon terms that are deemed to be fair and reasonable by a majority of the Company’s disinterested directors.

      In October 1994, the Company entered into an alliance with A-B (the “Alliance”) consisting of a long-term distribution agreement (the “A-B Distribution Agreement”) and an investment in the Company (the “A-B Investment Agreement”). Pursuant to the A-B Investment Agreement, A-B currently has the right to designate a number of nominees (minimum of two) for election to the Company’s Board of Directors based on its ownership percentage of the Company’s Fully Diluted outstanding Common Stock, rounded up to the next whole number. Messrs. McGauley and Short are the A-B designated nominees and are both currently employees of A-B. The A-B Investment Agreement also contains provisions under which related-party transactions are generally permitted only pursuant to the reasonable demands of the Company’s business and upon fair and reasonable terms no less favorable to the Company than would be obtained in a comparable arm’s-length transaction with an unrelated party. Sales through A-B under the A-B Distribution Agreement totaled approximately $25.9 million in 2002, net of certain fees the Company must pay to A-B in connection with sales to A-B. Other fees paid to A-B by the Company for administrative and handling charges totaled $268,000 in 2002. In addition, the Company purchased certain materials through A-B totaling approximately $4.1 million in 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), requires that the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, file reports of ownership and changes of ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all such reports they file.

      Based solely on its review of the copies of such reports received by the Company, and on written representations by the Company’s officers and directors regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, the Company believes that, with respect to its fiscal year ended December 31, 2002, all filing requirements applicable to its officers and directors, and all of the persons known to the Company to own more than ten percent of its Common Stock were complied with by such persons.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board of Directors (the “Committee”) is composed exclusively of directors who are neither employees nor eligible to participate in any of the Company’s executive compensation programs.

      The Committee is responsible for establishing and administering the overall compensation policies applicable to the Company’s senior management. The Committee is also responsible for establishing the general policies applicable to the granting, vesting and other terms of stock options granted to employees under the Company’s stock option plan, and for determining the size and terms of the option grants made to the Company’s executive officers, among others.

      The Committee’s responsibility is also to insure that the Company’s officer compensation programs are structured and implemented in a manner that recognizes the Company’s need to attract and retain the caliber of executives and other key employees required for the Company to compete in a highly competitive and rapidly evolving business sector, while also recognizing and emphasizing the importance and value of achieving targeted performance objectives and enhancing long-term shareholder value.

      Under the Company’s executive compensation programs, there are three primary components to an executive’s compensation: base salary, an annual incentive payment, and long-term incentives in the form of stock options.

      Base Salaries. The base salary for a particular executive, including the Chief Executive Officer, is determined in the first instance by comparison to the existing executive salary structure within the Company, as well as comparison to compensation paid to executives of comparably sized and similarly situated craft beer companies and other similarly-sized public companies. The base salaries of the executive officers were not adjusted in 2001 or 2002.

      Annual Incentive Payments. Annual incentive payments are based on the accomplishments of the executive team, the Company’s results relative to financial and operational objectives set at the beginning of the year, and other relevant and significant accomplishments of the Company as a whole. Annual incentive targets are established in each officer’s employment agreement and generally include both a discretionary and non-discretionary component. In 2002, one-half of the discretionary bonus for which Mr. Shipman was eligible was paid to him, and the entire discretionary portion of the bonus for which all other executive officers were eligible was also paid. Only one of the executive officers received a non-discretionary bonus.

      Long-Term Incentives. The Company provides long-term incentives to executives through the annual grant of stock options. The options generally vest over five years and have an exercise price equal to the fair market value of the Company’s stock at the time of the grant, with the number of options awarded based on the executive’s position. Since fair market value stock options can only produce value to an executive if the price of the Company’s stock increases above the exercise price, these option grants provide a direct link between executive compensation and the Company’s stock price performance. The Committee believes that stock options directly motivate an executive to maximize long-term shareholder value. The options also utilize vesting periods that encourage key executives to continue in the employ of the Company. In 2002, Mr. Shipman was granted under the 2002 Stock Option Plan an option to purchase 30,000 shares of Common Stock at an exercise price of $2.019. All other executive officers were each granted under the 2002 Stock Option Plan an option to purchase 27,500 shares of Common Stock at an exercise price of $2.019 per share. Under Federal income tax rules, the deduction for certain types of compensation paid to the Chief Executive Officer and four other most highly compensated officers of publicly held companies is limited to $1 million per employee. In certain circumstances, performance based compensation is exempt from the $1 million limit. The Committee believes all compensation earned by the Company’s executive officers in 2003 will be deductible.

      Compensation of Chief Executive Officer. The base salary of Mr. Shipman was not adjusted in 2001 or 2002. Mr. Shipman received one-half of the discretionary portion of the target incentive for which he was eligible and none of the non-discretionary portion of the incentive. Mr. Shipman did receive an option to purchase 30,000 shares of Common Stock at an exercise price of $2.019 per share, the fair market value of the Company’s Common Stock on the grant date.

Respectfully Submitted,

Walter F. Walker (Chairman)
Patrick J. McGauley
Frank H. Clement

Compensation Committee Members

      Compensation Summary. The following table sets forth information regarding compensation earned during the Company’s fiscal years ended December 31, 2002, 2001 and 2000 (a) by the Chief Executive Officer, and (b) by the five most highly compensated executive officers for the fiscal year ended December 31, 2002, other than the Chief Executive Officer, who were serving as executive officers at December 31, 2002. The individuals included in the table will be collectively referred to as the “named executive officers.”

Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation

					Securities
					Underlying	All Other
	Fiscal				Stock	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)		Options(#)	(1)($)

Paul S. Shipman	2002	237,500	21,875		30,000	8,000
President,	2001	237,500	—		76,500	6,800
Chief Executive Officer and	2000	213,292	—		—	6,800
Chairman of the Board

David J. Mickelson	2002	171,000	8,750		27,500	6,946
Executive Vice President,	2001	171,000	7,688		76,500	6,800
Chief Financial Officer and	2000	147,667	—		—	5,833
Chief Operating Officer

Pamela J. Hinckley	2002	135,000	22,500		27,500	6,115
Vice President, Marketing	2001	135,000	21,825		76,500	6,048
	2000	124,500	—		—	4,944

Gregory J. Marquina(2)	2002	190,000	57,667		27,500	8,000
Vice President, Sales	2001	190,000	56,667		76,500	4,490
	2000	79,167	37,500	(3)	75,000	—

Gerard C. Prial(4)	2002	135,000	22,500		27,500	6,115
Vice President,	2001	135,000	21,825		76,500	6,048
East Operations

Allen L. Triplett	2002	135,000	22,500		27,500	6,115
Vice President, Brewing	2001	135,000	21,825		76,500	6,048
	2000	124,500	—		—	4,944

(1)	Represents the Company’s matching contribution under the Company’s 401(k) Plan.

(2)	Mr. Marquina joined the Company in August 2000.

(3)	Mr. Marquina received a guaranteed bonus pursuant to the terms of his employment agreement with the Company.

(4)	Mr. Prial was appointed Vice President, East Operations in November 2001. Compensation reported for 2001 for Mr. Prial reflects his earnings for the full year of 2001, including compensation earned prior to his appointment as an officer.

      Option Grants. The following table sets forth information on stock options granted to the named executive officers during the Company’s fiscal year ended December 31, 2002.

Option Grants in Fiscal Year 2002

	Individual Grants

					Potential Realizable
		Percent of			Value at Assumed
	Number of	Total			Annual Rates of Stock
	Securities	Options			Price Appreciation for
	Underlying	Granted to	Exercise		Option Term(2)
	Options	Employees in	Price	Expiration
	Granted(1)	Fiscal Year	($ per Share)	Date	5%	10%

Paul S. Shipman	30,000	10.5%	$2.019	08/27/12	$38,092	$96,532

David J. Mickelson	27,500	9.7%	$2.019	08/27/12	34,918	88,489

Pamela J. Hinckley	27,500	9.7%	$2.019	08/27/12	34,918	88,489

Gregory J. Marquina	27,500	9.7%	$2.019	08/27/12	34,918	88,489

Gerard C. Prial	27,500	9.7%	$2.019	08/27/12	34,918	88,489

Allen L. Triplett	27,500	9.7%	$2.019	08/27/12	34,918	88,489

(1)	These options were granted at fair market value on the date of grant and vest over five years with 20% of each grant becoming exercisable annually on the anniversary date of the grant. Each option has a maximum term of ten years and terminates (a) one year after termination of employment following death or disability; (b) three months after termination of employment without cause; and (c) immediately after termination of employment for cause. Under the 2002 Stock Option Plan, the Board of Directors retains the discretion to modify the terms, including the price and vesting, of outstanding options. Certain changes in control of the Company can trigger accelerated vesting of stock options.

(2)	Potential realizable value, based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the 10-year option term, is net of the grant’s exercise price and before any income taxes associated with exercise. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth.

      Fiscal Year End Options. The following table shows information concerning the number and value of unexercised options held by the named executive officers on December 31, 2002. No options were exercised by the named executive officers during the Company’s fiscal year ended December 31, 2002.

Aggregated Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

	Number of Securities
	Underlying		Value of Unexercised
	Unexercised Options		In-the-Money Options
	at Fiscal Year-End(#)		at Fiscal Year-End($)(1)

	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul S. Shipman	44,850	110,900	$2,831	$12,252

David J. Mickelson	33,000	100,500	2,831	12,175

Pamela J. Hinckley	27,150	96,600	2,831	12,175

Gregory J. Marquina	51,550	127,450	20,484	31,046

Gerard C. Prial	27,150	96,600	2,831	12,175

Allen L. Triplett	27,150	96,600	2,831	12,175

(1)	Represents the aggregate fair market value on December 31, 2002 (based on the closing price of $2.05 for the Company’s Common Stock on the Nasdaq Stock Market on that date) of the shares of common stock subject to outstanding options, less the exercise price of the options.

Executive Officer Employment Agreements

      Each of Messrs. Shipman, Mickelson, Marquina, Prial and Triplett and Ms. Hinckley has executed an employment agreement containing provisions, including but not limited to, confidentiality and non-competition restrictions during the term of the agreement. The Company provides each of its executive officers with an annual compensation plan under which they receive a specified minimum compensation plus additional cash incentives depending on attainment of various performance goals.

      In November 2000, the Company renewed its employment agreement with Mr. Shipman. The agreement took effect on November 1, 2001 following the September 2001 expiration of the previous employment agreement. The agreement provides for a minimum base salary of $237,500. Mr. Shipman is also eligible for bonuses based on the Company achieving certain financial goals and other performance measures. The agreement, which expires on July 31, 2005, is subject to earlier termination by the Company with or without cause. If terminated by the Company without cause, or if terminated by Mr. Shipman for cause, the agreement provides that Mr. Shipman will receive a prorated bonus and his annual base compensation for a minimum of two years from the date that he is given notice of termination and all outstanding options held by Mr. Shipman will continue to vest for a period of two years from the date of notice of termination. The agreement further provides that Mr. Shipman is prohibited from divulging confidential Company information and may not compete with the Company for a period of two years following termination of the agreement.

      The Company has employment agreements in effect with Messrs. Mickelson, Marquina, Prial and Triplett and Ms. Hinckley. The agreements provide the officers with the following minimum base salaries: Mr. Mickelson $171,000; Mr. Marquina $190,000; Ms. Hinckley $135,000; Mr. Prial $135,000; and Mr. Triplett $135,000. These officers are also eligible for bonuses dependent on the Company’s achieving certain goals, and other performance measures. These agreements expire on July 31, 2005, subject to earlier termination by the Company with or without cause. If terminated by the Company without cause, or if terminated by the officer for cause, the agreements provide that the officer will receive his or her prorated bonus as well as annual compensation for one year from the date that notice of employment termination is received, subject to certain conditions, and all outstanding options held by the officer will continue to vest for a period of one year from the date of notice of termination. The agreements also provide that the officers are prohibited from divulging confidential Company information and from competing with the Company for one year following termination of employment.

Comparative Performance Graph

      Set forth below is a graph comparing the cumulative total return to shareholders on the Company’s Common Stock with the cumulative total return of the Russell 2000 Index and an index comprised of other publicly-traded craft beer companies (the “Peer Group”) for the period beginning on December 31, 1997 and ended on December 31, 2002. The total return on the Company’s Common Stock, the Russell 2000 Index and the Peer Group Index assumes the value of each investment was $100 on December 31, 1997, and that any dividends were reinvested. The points represent fiscal year-end index levels based on the last trading day in each fiscal year. Return information is historical and not necessarily indicative of future performance.

Comparison of Cumulative Total Return

Among Redhook Ale Brewery, Incorporated Common Stock,
The Russell 2000 Index and
The Company’s Peer Group Index

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Redhook	100	86	42	29	32	39

Peer Group Index	100	103	100	112	204	182

Russell 2000	100	97	115	111	112	88

      The Company’s Peer Group was initially comprised of four publicly traded craft beer companies. As required, the returns of each of the component companies in the Peer Group return are calculated and weighted according to their respective market capitalization at the beginning of the period. The Peer Group is composed of: Big Rock Brewery (Nasdaq: BEERF), Pete’s Brewing Company (Nasdaq: WIKD), The Boston Beer Company, Inc. (NYSE: SAM), and Pyramid Breweries Inc. (formerly Hart Brewing) (Nasdaq: PMID). On July 21, 1998, the shareholders of Pete’s Brewing Company approved a merger with a private company based on a cash price of $6.375 per share. Pete’s Brewing was removed from the Peer Group Index effective July 21, 1998, and the related “index value” was reallocated to the remaining three members of the Peer Group Index based upon their relative market capitalization on that date.

PROPOSAL 1 — ELECTION OF DIRECTORS

      Six directors are to be elected at the annual meeting, to serve until the next Annual Meeting of Shareholders or until their earlier retirement, resignation or removal. Frank H. Clement, Jerry D. Jones, David R. Lord, Patrick J. McGauley, Paul S. Shipman, and Anthony J. Short have been nominated by the Board of Directors for election or re-election at the annual meeting. All of the nominees, except Mr. Lord, are currently directors of the Company. The accompanying proxy will be voted for these nominees, except where authority to do so vote is withheld. Should any nominee be unable to serve, the persons named in the proxy may vote for any substitute designated by the Board of Directors.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL 1.

PROPOSAL 2 — APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors has selected the firm of Ernst & Young LLP as the independent auditors for the Company’s fiscal year ending December 31, 2003. This firm has been the Company’s independent auditors since 1991. Ernst & Young LLP has performed audit services in connection with the examination of the financial statements of the Company for its fiscal year ended December 31, 2002. Representatives of Ernst & Young LLP will be present at the annual meeting, and will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

Audit Fees

      Fees billed by Ernst & Young LLP for professional services rendered for the years ended December 31, 2002 and 2001 totaled $84,695 and $81,226, respectively. These services included the audit of the Company’s annual financial statements, review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for such years, and services rendered in conjunction with registration statements.

Audit-Related Fees

      There were no fees billed for professional services rendered by Ernst & Young LLP for audit-related services during fiscal years 2002 and 2001.

Tax Fees

      There were no fees billed for professional services rendered by Ernst & Young LLP for tax services during fiscal years 2002 and 2001.

Financial Information Systems Design and Implementation Fees

      There were no fees billed for professional services rendered by Ernst & Young LLP for financial information systems design and implementation services, as described in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X, during fiscal years 2002 and 2001.

All Other Fees

      There were no other fees billed for professional services rendered by Ernst & Young LLP for services not included under the heading “Audit Fees,” “Audit-Related Fees,” “Tax Fees” or “Financial Information Systems Design and Implementation Fees” during fiscal years 2002 and 2001.

Auditor Independence

      In 2002, there were no other professional services provided by Ernst & Young LLP that would have required the Audit Committee of the Board of Directors to consider their compatibility with maintaining the independence of Ernst & Young LLP.

      If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Board of Directors will reconsider the appointment.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

OTHER MATTERS

      Redhook knows of no other matters that are likely to be brought before the meeting. If, however, other matters that are not now known or determined come before the meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      An eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement prepared in connection with the Company’s 2004 Annual Meeting of Shareholders must deliver a copy of the proposal to the Secretary of the Company, at the Company’s principal executive offices, no later than December 10, 2003.

      Proposals of stockholders that are not eligible for inclusion in the Proxy Statement and proxy for the Company’s 2004 Annual Meeting of Shareholders, or that concern one or more nominations for Directors at the meeting, must comply with the procedures, including minimum notice provisions, contained in the Company’s Amended and Restated Bylaws. Notice must be received by the Secretary of the Company by December 10, 2003. A copy of the pertinent provisions of the Restated Bylaws is available upon request to David J. Mickelson, Redhook Ale Brewery, Incorporated, 14300 N.E. 145th Street, Woodinville, Washington 98072.

ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K

      A copy of the Redhook Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the SEC is being mailed with this proxy statement to each shareholder of record. Shareholders not receiving a copy may obtain one without charge by mailing a request to David J. Mickelson, Redhook Ale Brewery, Incorporated, 14300 NE 145th Street, Woodinville, Washington 98072.

      IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

REDHOOK ALE BREWERY, INCORPORATED

April 9, 2003

Woodinville, Washington

Mark Here for Address Change or Comments	☐

PLEASE SEE REVERSE SIDE

The Board of Directors recommends a vote FOR all of the nominees named below and FOR Proposal 2.

WITHHOLD
authority to vote
for all nominees
		FOR	named below
PROPOSAL 1:	ELECTION OF DIRECTORS	☐	☐

Nominees:
01 Frank H. Clement,
02 Jerry D. Jones,
03 David R. Lord,
04 Patrick J. McGauley,
05 Paul S. Shipman, and
06 Anthony J. Short.

INSTRUCTION: to withhold authority to vote FOR any individual nominee, strike a line through the nominee’s name in the list above.

		FOR	AGAINST	ABSTAIN
PROPOSAL 2:	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	☐	☐	☐

PLEASE SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature	Signature, if held jointly	Dated:	, 2003

Please sign name exactly as it appears hereon. If shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such.

Ù  FOLD AND DETACH HERE   Ù

PROXY

REDHOOK ALE BREWERY, INCORPORATED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, having received the Notice of Annual Meeting of Shareholders of Redhook Ale Brewery, Incorporated (the “Company”), and the related Proxy Statement dated April 9, 2003, hereby appoints Paul S. Shipman and David J. Mickelson, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to attend the Annual Meeting of Shareholders of the Company on May 20, 2003, and any adjournments thereof, and to vote thereat all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present, such proxies being instructed to vote as specified below, or, to the extent not specified, to vote FOR the election as directors of all nominees named on reverse and FOR Proposal 2, and to vote in their discretion on any other matters presented at the meeting or any adjournments thereof.

     This proxy, when properly executed, will be voted in the manner specified on the reverse by the undersigned. Except as otherwise specified, this proxy will be voted FOR the election as directors of all nominees named on the reverse side and FOR the appointment of Ernst & Young LLP as the Company’s independent auditors.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù  FOLD AND DETACH HERE  Ù

You can now access your Redhook Ale Brewery account online.

Access your Redhook Ale Brewery shareholder account online via Investor ServiceDirect ® (ISD).

Mellon Investor Services LLC agent for Redhook Ale Brewery Investor Services, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com and follow the instructions shown on this page.

Step 1: FIRST TIME USERS – Establish a PIN
You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

Investor ServiceDirect® is currently only available for domestic individual and joint accounts.

• SSN

• PIN

• Then click on the Establish PIN button

Step 2: Log in for Account Access
You are now ready to log in. To access your account please enter your:

• SSN

• PIN

• Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account	Step 3: Account Status Screen
You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

• Certificate History

• Book-Entry Information

• Issue Certificate

• Payment History

• Address Change

• Duplicate 1099
Please be sure to remember your PIN, or maintain it in a secure place for future reference

For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time